SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the
                       Securities Exchange Act of 1934

                                         Commission File Number:   000-19452
                                                                   ---------
                         CARCO AUTO LOAN MASTER TRUST
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

             27777 Inkster Road, Farmington Hills, Michigan 48334
                               (248) 427-2565
------------------------------------------------------------------------------
         Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Floating Rate Auto Loan Asset Backed Certificates, Series 1999-2 Floating Rate Auto Loan Asset Backed Certificates, Series 2001-A
              Auto Loan Asset Backed Certificates, Series 2002-CC
------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) [X]        Rule 12h-3(b)(1)(i) [X]
           Rule 12g-4(a)(1)(ii)[ ]        Rule 12h-3(b)(1)(ii)[ ]
           Rule 12g-4(a)(2)(i) [ ]        Rule 12h-3(b)(2)(i) [ ]
           Rule 12g-4(a)(2)(ii)[ ]        Rule 12h-3(b)(2)(ii)[ ]
                                          Rule 15d-6          [ ]

     Approximate number of holders of record as of the certification or notice
date:   0
     ------

     Pursuant to the requirements of the Securities Exchange Act of 1934, CARCO Auto Loan Master Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 31, 2005             By:  /s/ Byron C. Babbish
                                        -------------------------------
                                        Name:  Byron C. Babbish
                                        Title: Assistant Secretary,
                                               DaimlerChrysler Services
                                               North America LLC, as
                                               Servicer